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                                                                  Exhibit 10.7.1

                    BONUS PROGRAMS FOR FISCAL 2005 UNDER THE
                             PERFORMANCE BONUS PLAN

The Jack in the Box Compensation Committee approved a bonus program for the executive officers of the Company (other than the executive officer of the Company's wholly owned subsidiary Qdoba Restaurant Corporation) for fiscal year 2005 as contemplated under the stockholder-approved Performance Bonus Plan. The bonus will be based 75% on meeting certain EPS goals and 25% on meeting certain ROA goals. The Compensation Committee established threshold, targeted and maximum levels of EPS growth and ROA growth derived from the financial forecasts of the Company. No bonus payments are made unless the threshold level of EPS growth and ROA growth is achieved. If target level is achieved the executive officers will receive bonus payments equal to 75% (CEO) or 45-65% (other executives) of base salary. If targets are exceeded, each executive officer may earn a maximum bonus of up to 150% (CEO) or 90-135% (other executives) of base salary.

The Jack in the Box Inc. Compensation Committee approved a separate bonus program for the executive officer of Qdoba Restaurant Corporation, for fiscal year 2005 under the stockholder-approved Performance Bonus Plan. The bonus will be based on meeting certain goals for earnings before interest, taxes, depreciation and amortization ("EBITDA") for Qdoba. The Compensation Committee established threshold, targeted and maximum levels of EBITDA derived from the financial forecasts for Qdoba. No bonus payments are made unless the threshold level of EBITDA growth is achieved. If target level is achieved the executive officer will receive bonus payments equal to 50% of base salary. If the target is exceeded, the executive officer may earn a maximum bonus of up to 125% of base salary.

The Jack in the Box Compensation Committee approved a long-term performance unit program for management employees of its wholly owned subsidiary, Qdoba Restaurant Corporation, including the Qdoba executive officer. Under this program, established pursuant to the stockholder-approved 2004 Stock Incentive Plan, "performance units" are granted to participants at the beginning of a three-year performance period. The performance units will vest three years from date of grant contingent upon the achievement of certain performance goals. The Compensation Committee has established goals for the performance period fiscal year 05 through fiscal year 07 for per-store average sales, restaurant operating margin and number of restaurants open at the end of the three-year period. Awards may range from 0% to 120% of performance units granted and are converted to a cash value of $1 per performance unit. Additional Performance Unit Programs may be implemented each fiscal year with performance periods, which overlap the performance periods of earlier programs.